FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

•	Reported Q3 Net Income of $0.37 Per Share Includes $0.06 Per Share of Charges Associated with a Contract Settlement, Previously Announced Plans to Reduce Overhead Expenses and Shareholder Activities

•	Home Sale Revenues Increased 29% to $1.9 Billion; Closings Increased 16% to 5,037 Homes

•	Net New Orders Up 17% to 4,775; Value of Net New Orders Increased 25% to $1.8 Billion

•	Backlog Value of $3.7 Billion Up 20% Over Prior Year; Unit Backlog Increased 8% to 9,417 Homes

•	Proceeds from Successful $1.0 Billion Debt Offering Used to Repay Approximately $500 Million of Outstanding Debt, to Fund Operations and to Support $250 Million of Share Repurchases in the Quarter

ATLANTA - October 20, 2016 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2016. The Company’s reported Q3 net income of $128 million, or $0.37 per share, included pretax charges of $31 million, or $0.06 per share, associated with the settlement of a disputed land transaction, restructuring costs associated with previously announced plans to reduce overhead expenses, and costs relating to shareholder activities. Prior year net income of $108 million, or $0.30 per share, included net pretax charges of $14 million, or $0.03 per share, resulting from litigation-related reserve adjustments in the quarter.

“I am extremely pleased with PulteGroup’s third quarter results which show a continuation of the strong demand and operating trends we experienced in the first half of 2016,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “Of particular note, the 25% increase in the value of our Q3 orders, one of the largest gains we have realized in years, benefited from the increased land investments we made in recent years and strong sales activity across all buyer groups, as first time, move up and active adult all gained over last year.

“Along with delivering strong operating and financial results, the Company also completed its announced leadership transition during the quarter as Richard Dugas retired as CEO following a successful 22-year career. As an organization, we will continue to advance the Company’s Value Creation strategy which has been instrumental in elevating our financial results over the past five years to be among the industry leaders.

“With U.S. new home sales for 2016 on track to grow in excess of 10% over last year, we believe housing demand remains on a sustained path of recovery fueled by ongoing job creation, low unemployment, a supportive interest rate environment and a limited inventory of homes. Given these market dynamics, and in alignment with our Value Creation strategy, we continue to grow our operations through continued investment in high returning land positions, while consistently returning funds to shareholders through dividends and share repurchases.”

Third Quarter Results

Home sale revenues for the third quarter of 2016 increased 29% over the prior year to $1.9 billion. Higher revenues for the period benefited from a 16% increase in deliveries to 5,037 homes and an 11%, or $37,000, increase in average selling price to $374,000.

Home sale gross margin for the third quarter was 21.1%. Homebuilding SG&A expense for the quarter was $183 million, or 9.7% of home sale revenues, including approximately $12 million of charges for severance costs associated with actions taken to reduce overhead expenses, and for shareholder activities. Prior year SG&A of $159 million, or 10.9% of home sale revenues, included a benefit of $6 million from a litigation-related reserve adjustment taken in the period.

“The restructuring costs incurred in the third quarter were driven by actions associated with the Company’s previously announced plans targeting full-year 2017 SG&A expenses of 9% of revenues, down from an expected 10% in 2016,” said Bob O’Shaughnessy, Executive Vice President and CFO. “We implemented these actions with the goal of realizing greater overhead efficiency, while still being able to deliver expected growth in our business in 2017 and beyond.”

In the quarter, the Company also recorded charges of $20 million in Other Expense, net, resulting from the settlement of a contract dispute associated with a land transaction the Company terminated a decade ago in response to the collapse of housing demand and from lease exit and related costs associated with overhead reduction actions. In the prior year period, the Company recorded a charge of $20 million in Other Expense, net, to increase reserves following an unfavorable jury verdict in a contract dispute.

Net new orders for the third quarter increased 17% to 4,775 homes. The value of orders increased 25% over the prior year to $1.8 billion. The Company operated out of 709 communities in the third quarter, which is an increase of 16% over the third quarter of 2015.

Backlog value increased 20% over the prior year to $3.7 billion, as the number of homes in backlog increased 8% to 9,417 homes. The average price of homes in backlog was $393,000, which is up 11% over last year.

The Company's financial services operations reported third quarter pretax income of $21 million compared with $14 million in 2015. Higher pretax income for the period was primarily the result of higher closing volumes in the Company’s homebuilding operations. Mortgage capture rate for the quarter was 81%, compared with 83% in the prior year.

During the quarter, the Company issued $1.0 billion of senior notes, the proceeds of which were used, in part, to repay approximately $500 million of outstanding debt, to fund ongoing operations and to repurchase 12 million common shares for $250 million, or an average price of $20.77 per share.

A conference call discussing PulteGroup's third quarter 2016 results is scheduled for Thursday, October 20, 2016, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," “plan,” "project," "may," "can," "could," "might," "will" and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the rate of growth in land spend; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Homebuilding
Home sale revenues	$1,881,718	$1,464,131	$5,027,843	$3,795,366
Land sale revenues	13,167	3,649	20,604	27,651
	1,894,885	1,467,780	5,048,447	3,823,017
Financial Services	48,020	38,967	126,950	97,319
Total revenues	1,942,905	1,506,747	5,175,397	3,920,336

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,485,611	1,118,874	3,949,449	2,913,299
Land sale cost of revenues	11,428	3,301	17,859	21,992
	1,497,039	1,122,175	3,967,308	2,935,291
Financial Services expenses	26,906	24,602	79,204	67,909
Selling, general, and administrative expenses	183,008	159,361	566,355	450,793
Other expense (income), net	23,617	21,333	42,402	23,638
Income before income taxes	212,335	179,276	520,128	442,705
Income tax expense	83,865	71,507	190,598	176,643
Net income	$128,470	$107,769	$329,530	$266,062

Per share:
Basic earnings	$0.37	$0.31	$0.95	$0.74
Diluted earnings	$0.37	$0.30	$0.94	$0.73
Cash dividends declared	$0.09	$0.08	$0.27	$0.24

Number of shares used in calculation:
Basic	340,171	350,147	344,383	359,236
Effect of dilutive securities	2,250	3,225	2,557	3,273
Diluted	342,421	353,372	346,940	362,509

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2016	December 31, 2015

ASSETS

Cash and equivalents	$434,205	$754,161
Restricted cash	26,984	21,274
House and land inventory	6,950,242	5,450,058
Land held for sale	57,468	81,492
Residential mortgage loans available-for-sale	349,012	442,715
Investments in unconsolidated entities	51,768	41,267
Other assets	647,706	660,835
Intangible assets	158,242	110,215
Deferred tax assets, net	1,195,905	1,394,879
	$9,871,532	$8,956,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$378,423	$327,725
Customer deposits	248,302	186,141
Accrued and other liabilities	1,270,353	1,284,273
Income tax liabilities	33,562	57,050
Financial Services debt	158,794	267,877
Term loan	—	498,423
Senior notes	3,110,066	1,576,082
	5,199,500	4,197,571
Shareholders' equity	4,672,032	4,759,325
	$9,871,532	$8,956,896

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net income	$329,530	$266,062
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	198,974	171,364
Depreciation and amortization	40,218	33,719
Share-based compensation expense	19,813	20,139
Other, net	17,678	11,300
Increase (decrease) in cash due to:
Restricted cash	(5,710)	(13,293)
Inventories	(1,100,173)	(835,276)
Residential mortgage loans available-for-sale	92,649	68,381
Other assets	11,502	(130,282)
Accounts payable, accrued and other liabilities	83,303	162,987
Net cash provided by (used in) operating activities	(312,216)	(244,899)
Cash flows from investing activities:
Capital expenditures	(30,551)	(34,049)
Cash used for business acquisition	(430,458)	—
Other investing activities, net	(8,576)	13,669
Net cash used in investing activities	(469,585)	(20,380)
Cash flows from financing activities:
Proceeds from debt issuance	1,995,961	498,087
Repayments of debt	(985,734)	(238,520)
Borrowings under revolving credit facility	619,000	125,000
Repayments under revolving credit facility	(619,000)	(125,000)
Financial Services borrowings (repayments)	(109,083)	(32,733)
Stock option exercises	5,845	10,371
Share repurchases	(350,846)	(442,738)
Dividends paid	(94,298)	(87,897)
Net cash provided by (used in) financing activities	461,845	(293,430)
Net increase (decrease) in cash and equivalents	(319,956)	(558,709)
Cash and equivalents at beginning of period	754,161	1,292,862
Cash and equivalents at end of period	$434,205	$734,153

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(11,324)	$(20,304)
Income taxes paid (refunded), net	$(74)	$740

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
HOMEBUILDING:
Home sale revenues	$1,881,718	$1,464,131	$5,027,843	$3,795,366
Land sale revenues	13,167	3,649	20,604	27,651
Total Homebuilding revenues	1,894,885	1,467,780	5,048,447	3,823,017

Home sale cost of revenues	1,485,611	1,118,874	3,949,449	2,913,299
Land sale cost of revenues	11,428	3,301	17,859	21,992
Selling, general, and administrative expenses	183,008	159,361	566,355	450,793
Other expense (income), net	23,775	21,333	42,742	23,637
Income before income taxes	$191,063	$164,911	$472,042	$413,296

FINANCIAL SERVICES:
Income before income taxes	$21,272	$14,365	$48,086	$29,409

CONSOLIDATED:
Income before income taxes	$212,335	$179,276	$520,128	$442,705

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Home sale revenues	$1,881,718	$1,464,131	$5,027,843	$3,795,366

Closings - units
Northeast	317	401	889	965
Southeast (a)	948	865	2,799	2,249
Florida	836	712	2,348	1,910
Midwest	938	756	2,276	1,984
Texas	948	821	2,646	2,321
West	1,050	801	2,796	2,036
	5,037	4,356	13,754	11,465
Average selling price	$374	$336	$366	$331

Net new orders - units
Northeast	325	346	1,055	1,226
Southeast (a)	938	780	3,006	2,759
Florida	946	755	2,880	2,471
Midwest	817	639	2,870	2,232
Texas	852	698	3,009	2,808
West	897	874	3,304	2,853
	4,775	4,092	16,124	14,349
Net new orders - dollars (b)	$1,831,339	$1,465,322	$6,087,334	$4,940,560

Unit backlog
Northeast			610	722
Southeast (a)			1,669	1,478
Florida			1,806	1,563
Midwest			1,683	1,436
Texas			1,708	1,760
West			1,941	1,775
			9,417	8,734
Dollars in backlog			$3,698,920	$3,089,055

(a)	Southeast includes the acquisition in January 2016 of substantially all of the assets of JW Homes ("Wieland").

(b)
Net new orders excludes backlog acquired from Wieland in January 2016. Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
MORTGAGE ORIGINATIONS:
Origination volume	3,417	2,992	9,123	7,615
Origination principal	$945,859	$766,450	$2,481,177	$1,916,391
Capture rate	81.1%	83.5%	80.9%	82.9%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Interest in inventory, beginning of period	$167,488	$164,384	$149,498	$167,638
Interest capitalized	42,030	28,006	115,545	90,105
Interest expensed	(32,857)	(36,609)	(88,382)	(101,962)
Interest in inventory, end of period	$176,661	$155,781	$176,661	$155,781